July 2013 Filed pursuant to Rule 433 dated July 10, 2013 relating to Preliminary Pricing Supplement No. 947 dated July 10, 2013 to Registration Statement No. 333-178081
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities
These Market Plus Notes due July 24, 2014, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the performance of the Mexican peso (“MXN”) relative to the U.S. dollar (“USD”) as of the valuation date, as measured by the specific currency performance formula described below.  If the currency performance is greater than or equal to the downside threshold value of -10%, you will receive, in addition to the principal amount, a return based on the greater of the currency performance and the specified fixed percentage.  However, if the currency performance is less than -10%, the payment at maturity will be solely based on the currency performance, and, therefore, you will be fully exposed to the negative currency performance and will suffer a significant loss on your initial investment in the securities.  The securities are for investors who seek a MXN/USD exchange rate-based return as measured by the currency performance and who are willing to risk principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the currency performance is greater than or equal to the downside threshold value.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  The securities are unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	July 12, 2013
Original issue date:	July 17, 2013 (3 business days after the pricing date)
Maturity date:	July 24, 2014
Aggregate principal amount:	$
Interest:	None
Payment at maturity:	$1,000 + currency return amount. This payment may be greater than or less than the stated principal amount.
Currency return amount:
If the currency performance is greater than or equal to the downside threshold value, the currency return amount will equal:
      $1,000 x [the greater of (i) currency performance and (ii) fixed percentage]
If the currency performance is less than the downside threshold value, the currency return amount will equal:
      $1,000 x currency performance
In this scenario, the payment at maturity will be less than $900 per stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities.

Downside threshold value:	-10%
Fixed percentage:	9.65%.
Currency performance:
1 - (final exchange rate / initial exchange rate), provided that in no event will the currency performance be less than -100%
This formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per security to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the securities.  See “How Does The Currency Performance Formula Work?” on page 4.

Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Mexican peso into U.S. dollars (expressed as the number of units of MXN per one USD), as determined by reference to the reference source on such day.

Reference source:	Bloomberg Page “WMCO” (mid)
Valuation date:	July 21, 2014, subject to adjustment for non-currency business days
CUSIP / ISIN:	61747WAS8 / US61747WAS89
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value:	The estimated value of the securities on the pricing date is approximately $979.10, or within $10.00 of that estimate. See “Investment Overview” beginning on page 2.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer(3)
Per security	100%	1%	99%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security, and the placement agent will forgo any fees with respect to such sales.

(2)
See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Descriptions of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” beginning on page 8.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 947 dated July 10, 2013                Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Investment Overview

Market Plus Notes

Principal at Risk Securities

The Market Plus Notes due July 24, 2014 Based on the Performance of the Mexican peso Relative to the U.S. Dollar (the “securities”) can be used:

▪	To gain exposure to the Mexican peso and provide diversification of underlying asset class exposure.

▪
To provide limited protection against loss and potentially outperform the currency performance for a certain range of currency performance due to the fixed percentage if the currency performance is above the downside threshold value of -10%.

There are several important factors you should consider in connection with your investment in the securities:

▪
The securities do not provide a “linear return” on the performance of the MXN relative to the U.S. dollar.  A linear return is the return that would be achieved by converting a notional amount of U.S. dollars into MXN at the initial exchange rate and then, on the valuation date, converting the resulting amount of MXN back into U.S. dollars at the final exchange rate.  Instead, the return on the securities will be determined by reference to the currency return amount and the currency performance formula described in this document.

▪
The currency performance formula described in this document will magnify any depreciation and diminish any appreciation in the MXN relative to the U.S. dollar as compared to a linear return, and these effects will increase the more the MXN appreciates or depreciates.  One consequence of this is that, if the MXN depreciates in value by 50% relative to the U.S. dollar (based on a linear return), the currency performance will be -100%, and you will lose your entire investment in the securities.

▪
Because of the way currency performance is calculated, the currency performance of the MXN will never exceed 100%.  As a result, in no event will the payment at maturity per security be greater than $2,000.

Maturity:	Approximately 1 year
Fixed percentage:	9.65%.
Downside threshold value:	-10%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Maximum payment at maturity:	The currency performance formula effectively limits the maximum payment at maturity to $2,000 per security.
Interest:	None

July 2013	Page 2

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

The stated principal amount and original issue price of each security is $1,000.  The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $979.10, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the MXN/USD exchange rate.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the MXN/USD exchange rate, instruments based on the MXN/USD exchange rate, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the fixed percentage or the downside threshold value, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and the MXN/USD exchange rate, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

July 2013	Page 3

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

How Does the MXN/USD Exchange Rate Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.  The exchange rate for the Mexican peso is expressed as the number of units of the Mexican peso per U.S. dollar.

▪
As a result, a decrease in the exchange rate means that the Mexican peso has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Mexican peso to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 10 reflects a strengthening of the MXN, relative to the USD, as compared to an exchange rate of 12.

▪
Conversely, an increase in the exchange rate means that the Mexican peso has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the Mexican peso to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 14 reflects a weakening of the MXN relative to the USD, as compared to an exchange rate of 12.

How Does The Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the securities effectively limits the positive currency performance to 100%, and will magnify any depreciation and diminish any appreciation in the MXN relative to the USD as compared to a linear return.

▪	In the example below, the Mexican peso strengthens from the initial exchange rate of 12 to the final exchange rate of 10.8, resulting in the currency performance of 1 – (10.8 / 12) = 10%.

Initial Exchange Rate (# MXN / 1 USD)	Final Exchange Rate (# MXN / 1 USD)
12	10.8

▪
In the example below, the Mexican peso strengthens to the fullest extent possible from the initial exchange rate of 12 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 12) = approximately 99.99%.

Initial Exchange Rate (# MXN / 1 USD)	Final Exchange Rate (# MXN / 1 USD)
12	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance will be no greater than 100%.  Therefore, the currency performance formula effectively limits the maximum payment at maturity per security to $2,000.

▪	In the example below, the Mexican peso weakens from the initial exchange rate of 12 to the final exchange rate of 24, resulting in the currency performance of 1 – (24 / 12) = –100%.

Initial Exchange Rate (# MXN / 1 USD)	Final Exchange Rate (# MXN / 1 USD)
12	24

This example illustrates that, because of the way currency performance is calculated, if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the securities.  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always underperform a performance percentage calculated using a linear return formula.

The actual initial exchange rate and final exchange rate will vary from those used in the examples above.

July 2013	Page 4

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Key Investment Rationale

This approximately 1-year investment offers a potential return at maturity based on the appreciation or depreciation of the MXN relative to the USD as measured by the currency performance and limited protection from loss if the currency performance is greater than -10%, which we refer to as the downside threshold value.

Upside Scenario
The currency performance is greater than or equal to the downside threshold value and, at maturity, the securities pay the stated principal amount of $1,000 plus a return equal to the greater of (i) the currency performance and (ii) the fixed percentage of 9.65%.

Downside Scenario
The currency performance is less than the downside threshold value and, at maturity, the securities pay less than the stated principal amount by an amount proportionate to the negative currency performance.  This amount will be less than $900 per stated principal amount of securities and could be zero. There is no minimum payment at maturity on the securities and, accordingly, investors may lose their entire initial investment in the securities.

Summary of Selected Key Risks (see page 16)

▪	The securities do not pay interest or guarantee return of principal.

▪	You will not benefit from the fixed percentage if the currency performance is below the downside threshold value.

▪	The appreciation potential of the securities is limited by the currency performance formula.

▪	The currency performance formula will diminish any appreciation and magnify any depreciation of the Mexican peso relative to the U.S. Dollar.

▪	The securities are subject to currency exchange risk.

▪	The securities are exposed to a single emerging markets currency and therefore expose you to a significant non-diversified currency risk.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around the clock, the securities will not.

▪	Suspension or disruptions of market trading in the Mexican peso may adversely affect the value of the securities.

▪	The amount payable on the securities is not linked to the MXN/USD exchange rate at any time other than the valuation date.

▪	Investing in the securities is not equivalent to investing directly in the MXN.

▪	The securities will not be listed and secondary trading may be limited.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of the issuer, has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

July 2013	Page 5

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Fact Sheet

The securities offered are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than or less than the stated principal amount depending on the performance of the Mexican peso relative to the U.S. dollar as of the valuation date as measured by the currency performance.  The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 12, 2013	July 17, 2013 (3 business days after the pricing date)	July 24, 2014

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Payment at maturity:	$1,000 + currency return amount. This payment may be greater than or less than the stated principal amount.
Currency return amount:
If the currency performance is greater than or equal to the downside threshold value, the currency return amount will equal:

$1,000 x [the greater of (i) currency performance and (ii) fixed percentage]

If the currency performance is less than the downside threshold value, the currency return amount will equal:

$1,000 x currency performance

In this scenario, the payment at maturity will be less than $900 per stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities.

Downside threshold value:	-10%
Fixed percentage:	9.65%.
Currency performance:
1 - (final exchange rate / initial exchange rate), provided that in no event will the currency performance be less than -100%

This formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per security to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the securities  See “How Does The Currency Performance Formula Work?” on page4 above.

Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Mexican peso into U.S. dollars (expressed as the number of units of MXN per one USD), as determined by reference to the reference source on such day.

Reference source:	Bloomberg Page “WMCO” (mid)
Valuation date:	July 21, 2014, subject to adjustment for non-currency business days
Risk factors:	Please see “Risk Factors” beginning on page 16.

July 2013	Page 6

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61747WAS8
ISIN:	US61747WAS89
Minimum ticketing size:	$10,000 / 10 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion below concerning the potential application of Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”), the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Because the payment on the securities is linked to a foreign currency, it is likely that the securities will be subject to Section 988 of the Code.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

Because the securities are linked to a foreign currency, there is a risk that an investment in the securities will constitute a “Section 1256 Contract” as defined in Section 1256 of the Code.  If this treatment applies, U.S. Holders would be required (i) to recognize gain or loss on all, or a portion, of the security as if it were sold at its fair market value on the last business day of each year it is held (the “mark-to-market” rule), and (ii) if the election under Section 988 of the Code described above were available and validly made by a U.S. Holder, to treat such gain or loss as 40% short-term capital gain or loss and 60% long-term capital gain or loss.  In the absence of a valid election under Section 988 of the Code, the gain or loss recognized would be ordinary.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the Securities—Possible Application of Section 1256 of the Code” in the accompanying preliminary pricing supplement for additional information and consult their tax advisers regarding the potential application of the “mark-to-market” rule under Section 1256 of the Code.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward

July 2013	Page 7

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in forwards, futures and options contracts on the U.S. dollar and Mexican peso or positions in any other available currencies or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the MXN relative to the U.S. dollar on the pricing date, and, therefore, increase the value relative to the U.S. dollar that the MXN must attain on the valuation date so that you do not suffer a loss on your initial investment in the securities.  For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons,

July 2013	Page 8

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase,

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Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the Agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from the Agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase the a portion of the aggregate principal amount of securities from the Agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement describing this offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks on the front page of this document.

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Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical currency performances.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Downside Threshold Value:	-10%
Fixed Percentage:	9.65%

Market Plus Notes Payoff Diagram

*Because of the way currency performance is calculated, in no event will the currency performance exceed 100%.  As a result, the maximum payment at maturity is limited to $2,000 per security.

How it works

¡
Upside Scenario.  If the currency performance is greater than or equal to the downside threshold value, the investor would receive $1,000 plus $1,000 times the greater of (i) the currency performance and (ii) the fixed percentage of 9.65%.  Under the terms of the securities, an investor would receive a payment at maturity of $1,096.50 per security if the currency performance is no more than 9.65%, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the positive currency performance if the currency performance is greater than 9.65%.  Because the currency performance formula effectively limits the positive currency performance to 100%, in no event will the payment at maturity per security be greater than $2,000.

¡
Downside Scenario.  If the currency performance is less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the negative currency performance.  For example, if the currency performance is -30%, the payment at maturity would be $700 per security (70% of the stated principal amount).

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Principal at Risk Securities

The table below illustrates a range of hypothetical currency performances and hypothetical total returns on the securities for a range of hypothetical final exchange rates.  The table assumes an initial exchange rate of 12.  The actual initial exchange rate will be determined on the pricing date.

Hypothetical Final Exchange Rate	Hypothetical Currency Performance	Hypothetical Total Return on the Securities
0.001	99.99%	99.99%
1.2	90.00%	90.00%
2.4	80.00%	80.00%
3.6	70.00%	70.00%
4.8	60.00%	60.00%
6	50.00%	50.00%
7.2	40.00%	40.00%
8.4	30.00%	30.00%
9.6	20.00%	20.00%
10.8	10.00%	10.00%
10.842	9.65%	9.65%
11.4	5.00%	9.65%
12	0.00%	9.65%
12.6	-5.00%	9.65%
13.2	-10.00%	9.65%
13.3	-10.83%	-10.83%
14.4	-20.00%	-20.00%
15.6	-30.00%	-30.00%
16.8	-40.00%	-40.00%
18	-50.00%	-50.00%
19.2	-60.00%	-60.00%
20.4	-70.00%	-70.00%
21.6	-80.00%	-80.00%
22.8	-90.00%	-90.00%
24	-100.00%	-100.00%

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Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Hypothetical Examples
Below are four examples of how to calculate the currency performance and the payment at maturity based on hypothetical final exchange rates.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rate for the MXN is expressed as the number of units of the MXN per USD.

The examples below reflect the downside threshold value of -10%, the fixed percentage of 9.65% and assume a hypothetical initial exchange rate of 12.  The numbers appearing in the examples below may have been rounded for ease of analysis.  The actual initial exchange rate and final exchange rate will vary from those used in the examples below.

EXAMPLE 1: The MXN has appreciated relative to the USD and the currency performance is greater than the fixed percentage.  Your return is greater than the fixed percentage-based return, and you will fully participate in the positive currency performance.

Hypothetical final exchange rate	=	7.2
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (7.2 / 12)
	=	40%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 40%
	=	$400
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,400
Payment at maturity = $1,400 per security

EXAMPLE 2: The MXN has depreciated relative to the USD, but the currency performance is still greater than the downside threshold value.  You receive the fixed percentage-based return.

Hypothetical final exchange rate	=	12.6
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (12.6 / 12)
	=	–5%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 9.65%
	=	$96.50
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,096.50
Payment at maturity = $1,096.50 per security

EXAMPLE 3: The MXN has depreciated relative to the USD and the currency performance is less than the downside threshold value.  You are fully exposed to the negative currency performance.

Hypothetical final exchange rate	=	14.4
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (14.4 / 12)
	=	–20%

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Principal at Risk Securities

Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–20%)
	=	–$200
Payment at maturity	=	stated principal amount + currency return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the currency return amount is negative.
	=	$1,000 + (–$200)
	=	$800
Payment at maturity = $800 per security

EXAMPLE 4: The MXN has depreciated relative to the USD and the currency performance is -100%.  You are fully exposed to the negative currency performance and lose your entire initial investment in the securities.

Hypothetical final exchange rate	=	24
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (24 / 12)
	=	–100%
Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–100%)
	=	–$1,000
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,000 + (–$1,000)
	=	$0
Payment at maturity = $0 per security

This example illustrates that, because of the way currency performance is calculated, if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the securities.  In no event will the currency performance be less than -100%.

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Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold a payment equal to the sum of the stated principal amount and the currency return amount.  The currency return amount may be positive or negative.

If the currency performance is greater than or equal to the downside threshold value of -10%, the currency return amount will equal:

$1,000    x    [the greater of (i) currency performance and (ii) fixed percentage]

currency performance	=	1 – (final exchange rate/initial exchange rate)
		The currency performance formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity to $2,000 per security.
initial exchange rate	=	the exchange rate on the pricing date
final exchange rate	=	the exchange rate on the valuation date
downside threshold value	=	-10%
fixed percentage	=	9.65%

If the currency performance is less than the downside threshold of -10%, the currency return amount will equal:

$1,000   x   currency performance

Because the currency performance will be less than –10% in this scenario, the payment at maturity per security will be less than $900 per stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities and, accordingly, investors may lose their entire initial investment in the securities.

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Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on PS-14 of the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the currency performance is less than the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative currency performance.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Securities Work” on page 11 above.

▪
You will not benefit from the fixed percentage if the currency performance is below the downside threshold value.  If the currency performance is less than the downside threshold value, the payment at maturity will solely depend on the currency performance on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 9.65%.  As a result, you will be exposed on a 1 to 1 basis to any negative currency performance.

▪
The appreciation potential of the securities is limited by the currency performance formula.  The formula used to calculate the currency performance limits the positive currency performance to 100%.  As a result, in no event will the payment at maturity per security be greater than $2,000.

▪
The currency performance formula will diminish any appreciation and magnify any depreciation of the Mexican peso relative to the U.S. Dollar.  The securities do not provide a “linear return” on the performance of the MXN relative to the USD.  A linear return would reflect the return that would be achieved by converting a notional amount of the USD into the MXN at the initial exchange rate and then, on the valuation date, converting the resulting amount of the MXN back into the USD at the final exchange rate. Instead, the return on the securities will be determined by reference to the currency performance formula described in this document, which do not reflect a linear return.  Under this formula, any appreciation of the MXN relative to the USD will be diminished, as compared to a linear return, while any depreciation of the MXN relative to the USD will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of the MXN relative to the USD increases as the currency performance increases, and the magnifying effect on any depreciation of the MXN relative to the USD increases as the currency performance decreases. This magnifying effect on any depreciation of the MXN means that if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and you will lose your entire initial investment in the securities.  Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

▪
The securities are subject to currency exchange risk. Fluctuations in the exchange rate between the MXN and the USD will affect the value of the securities.  The exchange rate between the MXN and the USD is volatile and is the result of numerous factors specific to Mexico and the United States including the supply of, and the demand for, the MXN, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Mexico and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Mexico and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Mexico and the United States and other countries important to international trade and finance.  The weakening of the MXN relative to the USD may have a material adverse effect on the value of the securities and the return on an investment in the securities.

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Principal at Risk Securities

▪
The securities are exposed to a single emerging markets currency and therefore expose you to a significant non-diversified currency risk. The securities are linked to the performance of a single emerging markets currency, the MXN, and therefore are subject to risk of significant adverse fluctuations in the performance of the MXN relative to the USD.  The securities do not provide diversified exposure to currencies generally.  As an emerging markets currency, the MXN is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Mexican peso and the USD is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008 and 2009, the Mexican peso depreciated against the dollar on worries about the trouble in the global financial markets, though it has since recovered to a limited extent.  The Mexican Central Bank announced new foreign exchange intervention tools in October 2008 but suspended the use of these intervention tools by April 2010.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the exchange rate of the MXN relative to the USD on any day, including in relation to the downside threshold value, will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the exchange rate;

o	interest and yield rates in the U.S. and in Mexico;

o	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the MXN, the USD or currency markets generally and that may affect the final exchange rate;

o	the time remaining until the maturity of the securities;

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if, at the time of sale, the currency performance is less than -10%.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities.  Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of Mexico and the United States, may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the MXN and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the MXN, or any other currency. Therefore, any significant changes or governmental actions with respect to the MXN, the USD or any other currency that result in the weakening of the MXN relative to the USD may have a material adverse effect on the value of the securities and the return on an investment in the securities.

In addition, if the MXN is lawfully eliminated, converted, redenominated or exchanged by Mexico during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate for the MXN (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the payment at maturity, if any.

▪
Even though currencies trade around the clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the MXN and the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the MXN and the USD used to calculate the currency performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the MXN may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate of between the MXN and the USD and, therefore, the value of the securities.

▪
The amount payable on the securities is not linked to the MXN/USD exchange rate at any time other than the valuation date.  The final exchange rate will be based on the MXN/USD exchange rate on the valuation date, subject to postponement for non-currency business days.  Even if the MXN appreciates relative to the USD prior to the valuation date but then drops on the valuation date to so that the currency performance is below the downside threshold value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the MXN/USD exchange rate prior to such drop.  Although the actual MXN/USD exchange rate on the maturity date or at other times during the term of the securities may be higher than the final exchange rate, the payment at maturity will be based solely on the MXN/USD exchange rate on the valuation date.

▪
Investing in the securities is not equivalent to investing directly in the MXN.  Investing in the securities is not equivalent to investing directly in the MXN.  You may receive a lower payment at maturity than you would have

July 2013	Page 18

Market Plus Notes due July 24, 2014
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Principal at Risk Securities

received if you had invested directly in the MXN.  The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

▪
The securities will not be listed and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate, the final exchange rate and the currency performance, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the exchange rate in the event of a discontinuance of reporting of the MXN/USD exchange rate, may adversely affect the payout to you at maturity.

▪
Morgan Stanley & Co. LLC, which is a subsidiary of the issuer, has determined the estimated value of the securities on the pricing date.  MS & Co. has determined the estimated value of the securities on the pricing date.

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Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the MXN and/or the USD), including trading in futures, forwards and/or options contracts on the MXN; as well as in other instruments related to the MXN and/or USD. Some of our subsidiaries also trade the MXN and other financial instruments related to the MXN on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the MXN relative to the USD on the pricing date and, as a result, could increase the value relative to the USD that the MXN must attain on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rate of the MXN on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the currency performance is less than the downside threshold value, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  Moreover, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.  Alternatively, the IRS could also assert that a security constitutes a “Section 1256 Contract” that is subject to the “mark-to-market” rule under Section 1256 of the Code, in which case a holder would recognize gain or loss in each year as if the security, or a portion thereof, were sold for its fair market value on the last business day of the year.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

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In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

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Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2013	Page 20

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Historical Information

The following table sets forth the published high, low and end-of-quarter daily Mexican peso / U.S. dollar exchange rates, expressed as the number of Mexican pesos per one U.S. dollar, for each quarter in the period from January 1, 2008 through July 8, 2013.  The Mexican peso / U.S. dollar exchange rate on July 8, 2013 was 12.87950.  The graph following the table sets forth the historical performance of the Mexican peso relative to the U.S. dollar for the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial exchange rate and the final exchange rate.  You cannot predict the future performance of the Mexican peso relative to the U.S. dollar based on its historical performance.

MXN (# MXN / USD)	High	Low	Period End
2008
First Quarter	10.99750	10.64210	10.64210
Second Quarter	10.58270	10.26750	10.30980
Third Quarter	11.03200	9.85810	10.93780
Fourth Quarter	13.90000	10.96010	13.67330
2009
First Quarter	15.56680	13.38030	14.17220
Second Quarter	14.05050	12.94650	13.18500
Third Quarter	13.74820	12.83300	13.51150
Fourth Quarter	13.76200	12.63900	13.09140
2010
First Quarter	13.21680	12.36500	12.36500
Second Quarter	13.14570	12.15190	12.94090
Third Quarter	13.20460	12.49820	12.59360
Fourth Quarter	12.59210	12.20240	12.34010
2011
First Quarter	12.24880	11.89510	11.95520
Second Quarter	11.95150	11.49590	11.71350
Third Quarter	14.09440	11.54100	13.89730
Fourth Quarter	14.23050	12.99890	13.93570
2012
First Quarter	13.91870	12.55920	12.81070
Second Quarter	14.37550	12.73260	13.36080
Third Quarter	13.70900	12.71490	12.85850
Fourth Quarter	13.27730	12.71860	12.85330
2013
First Quarter	12.89000	12.33120	12.33120
Second Quarter	13.36630	11.97710	12.93080
Third Quarter (through July 8, 2013)	13.07620	12.87950	12.87950

July 2013	Page 21

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar (Bullish MXN / Bearish USD)
Principal at Risk Securities

Mexican Peso January 1, 2008 through July 8, 2013 (expressed as units of MXN per USD)

July 2013	Page 22